Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International Announces
Second Quarter 2007 Sales Growth of 46%

•	Second quarter sales totaled $123.3 million, up 46% from the second quarter of 2006, including a record $30.1 million from Blackstone Medical
•	Total spine sales rose 107% from prior year; Blackstone Medical revenues up 36% year-over-year
•	Orthopedic sales increased 13% year-over-year
•	Sports medicine sales grew 10% compared with second quarter 2006
•	International division sales up 15% year-over-year
•	Reported net income was $7.2 million, or $0.43 per diluted share

HUNTERSVILLE, N.C., Aug 7, 2007– Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that total revenue for the second quarter ended June 30, 2007 was $123.3 million, an increase of 46% over the second quarter of 2006.  This included a record $30.1 million from Blackstone Medical, Inc. (Blackstone), which was acquired in September of 2006.  Excluding Blackstone’s revenue, Orthofix’s second quarter sales rose 10% over the prior year.  The impact of foreign currency on sales for the second quarter of 2007 was a positive $1.9 million.

Reported second quarter earnings totaled $7.2 million, or $0.43 per diluted share.  Adjusted net income, excluding specified non-cash items was $0.72 per diluted share.

“Orthofix’s core business sectors once again demonstrated strong revenue growth.  The spine implant and biologic business acquired from Blackstone continued to grow far in excess of the market rate, and we also continued to see improved performance from our orthopedic and sports medicine units reflecting the success of new product introductions and broad-based restructuring initiatives we began last year,” said CEO Alan Milinazzo.

Non-GAAP Financial Measures

The table below presents a reconciliation between net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP financial measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income the items specified in the table.  Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

Second Quarter	Q207		Q206
	($000's)	EPS	($000's)	EPS

Reported GAAP net income	$7,189	$0.43	$12,728	$0.79

Specified Items:
Benefit from adoption of tax provision in Italy	---	---	$(2,871)	$(0.18)
Adjusted net income	$7,189	$0.43	$9,857	$0.61

Specified non-cash items:
Non-cash BREG amortization	$861	$0.05	$900	$0.05
Non-cash Blackstone amortization	$2,400	$0.14	---	---
Equity compensation expense (FAS 123R)	$1,708	$0.10	$1,207	$0.07

Adj. net income, excluding specified non-cash items	$12,158	$0.72	$11,964	$0.73

NOTE: Some calculations may be impacted by rounding

Orthofix also announced that for the third quarter of 2007 it expects to generate $120-$125 million of total revenue.  Third quarter earnings per diluted share are expected to be $0.45 to $0.50, and adjusted net income, excluding specified non-cash items is expected to be $0.78 to $0.83 per share.

The Company reiterated its full-year revenue expectations of $487 to $502 million, as well as its full-year reported earnings estimate of $1.86 to $1.96.

Revenue

Total second quarter sales in the Company’s spine sector grew 107% year-over-year, to $61.5 million.  Implant and biologic revenues from Blackstone were $30.1 million, which was an increase of 36% compared with their second quarter sales in 2006, prior to the acquisition by Orthofix.  This growth was due primarily to higher sales of implant products, including ICON™ minimally-invasive pedicle screw systems, Unity™ Anterior Lumbar Plating Systems, Pillar™, Construx® and Construx Mini vertebral body replacement devices and Ascent™ cervical fixation systems.  Additionally, revenue from Blackstone’s biologic portfolio increased primarily due to higher sales of Trinity® bone growth matrix, AlloQuent® lumbar allografts and Origen™ DBM products.  Revenue from Orthofix’s market-leading spine stimulation devices rose 7% year-over-year on an 11% increase in unit volume.  The growth was driven primarily by the continued strength of the Company’s Cervical-Stim®, which is the only FDA-approved stimulator for the cervical spine.

Revenue from Orthofix’s orthopedic business grew 13% percent, to $28 million, compared with the prior year.  The increase was driven by the continued growth of the Company’s internal fixation devices, including the VeroNail™ and Volar Plate System™, and deformity correction devices, including the eight-Plate Guided Growth System®.  Additionally sales of the Physio-Stim® bone growth stimulator for non-union fractures grew 16%.  Based on recent above market growth rates for Physio-Stim, the Company estimates it has increased its share of the total long bone stimulation market from approximately 10% previously to approximately 15% currently.

The Company’s sports medicine sector revenue rose 10% year-over-year, to $21.3 million, primarily due to U.S. sales increases of 8% from its functional knee braces, including its innovative lines of FUSION™ braces, and 12% from its cold therapy products, including its PolarCare™ line of pain management devices.

Results in Orthofix’s international division continued to show improvement, with revenue growth of 15% compared with the second quarter last year, including the positive impact of foreign currency on sales.  This was primarily a result of the improvement in the orthopedic business noted above, as well as strong year-over-year revenue growth in the Company’s non-core vascular and distributed product sector

Gross Margin

The gross margin percentage in the second quarter of 2007 was 73.2%, compared with 75% in the second quarter of 2006.  The lower gross margin in 2007 was primarily a result of the non-cash amortization of the step-up in inventory that was part of the purchase accounting associated with the Blackstone acquisition.  The step-up in inventory will be fully amortized at the end of the third quarter this year.  Additionally, the gross margin was impacted by changes in the relative values of currencies.  The weaker U.S. dollar results in higher production costs, primarily for the Company’s orthopedic devices manufactured in Europe and ultimately sold in U.S. dollars.

Operating Expenses

Sales and marketing (S&M) expenses as a percent of revenue increased by 70 basis points year-over-year, to 38.4%, while general and administrative (G&A) expenses decreased by 70 basis points, to 13.6% of sales.  The increase in the S&M ratio is primarily due to the acquisition of Blackstone, which carries a higher S&M ratio than the legacy Orthofix businesses.  The decrease in the G&A ratio reflects the leverage obtained from spreading these costs over a larger revenue base after the Blackstone acquisition.

Additionally, the Company recognized non-cash stock compensation expense of approximately $2.5 million ($1.7 million net of tax, or $0.10 per share).  This compares with $1.6 million ($1.1 million net of tax, or $0.07 per share) in the second quarter of 2006.

Research and development expenses in the second quarter increased by 170 basis points year-over-year, to 4.9% of total sales, primarily due to the Blackstone acquisition.

Other Income and Expenses

Orthofix reported second quarter net interest expense of $5.9 million, compared with interest income of approximately $255,000 in 2006.  The year-over-year increase was mainly a result of debt incurred in connection with the Blackstone acquisition.

Taxes

The tax rate in the second quarter of 2007 was approximately 29%, which was in line with the company’s full-year guidance of 28%-30%.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern Time to discuss the Company’s financial results for the second quarter of 2007.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 11241147.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 11241147.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products and those sold by recently acquired subsidiaries, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

– Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Net sales	$123,336	$84,735	$240,368	$165,851
Cost of sales	33,008	21,199	63,804	42,658
Gross profit	90,328	63,536	176,564	123,193

Operating expenses
Sales and marketing	47,310	31,920	91,893	62,708
General and administrative	16,806	12,115	32,711	24,589
Research and development	6,023	2,721	12,360	5,685
Amortization of intangible assets	4,571	1,709	9,039	3,479
	74,710	48,465	146,003	96,461

Operating income	15,618	15,071	30,561	26,732

Interest income (expense), net	(5,869)	255	(11,534)	110
Other income/(expense), net	314	344	(242)	291
KCI settlement, net of litigation costs	-	-	-	1,093
Income before minority interests and income tax	10,063	15,670	18,785	28,226

Minority interests	-	-	(43)	-
Income before income tax	10,063	15,670	18,742	28,226

Income tax expense	(2,874)	(2,942)	(5,286)	(7,252)
Net income	$7,189	$12,728	$13,456	$20,974

Net income per common share - basic	$0.43	$0.79	$0.82	$1.31

Net income per common share - diluted	$0.43	$0.79	$0.80	$1.30

Weighted average number of common shares outstanding - basic	16,533,646	16,037,927	16,499,299	16,029,137

Weighted average number of common shares outstanding - diluted	16,819,166	16,166,241	16,852,769	16,173,679

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	As of	As of
	June 30,	December 31,
	2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$15,684	$25,881
Restricted cash	8,519	7,300
Trade accounts receivable, net	117,861	104,662
Inventory, net	85,417	70,395
Deferred income taxes	9,020	6,971
Prepaid expenses and other current assets	21,811	18,759
Total current assets	258,312	233,968

Securities and other investments	4,082	4,082
Property, plant and equipment, net	28,957	25,311
Goodwill and Intangible assets, net	575,243	574,229
Deferred taxes and other long-term assets	25,902	24,695
Total assets	$892,496	$862,285

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$8,609	$78
Current portion of long-term debt	3,300	3,334
Trade accounts payable	28,670	26,051
Other current liabilities	33,124	31,577
Total current liabilities	73,703	61,040

Long-term debt	306,440	312,055
Deferred income taxes	94,867	95,019
Other long-term liabilities	2,552	1,536
Total liabilities	477,562	469,650

Shareholders' equity
Common shares	1,655	1,645
Additional paid-in capital	137,066	128,297
	138,721	129,942

Retained earnings	260,688	248,433
Accumulated other comprehensive income	15,525	14,260
Total shareholders' equity	414,934	392,635

Total liabilities and shareholders' equity	$892,496	$862,285

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the six months ended June 30,
	2007	2006

Cash flows from operating activities:
Net income	$13,456	$20,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,958	7,053
Amortization of debt costs	203	254
Provision for doubtful accounts	2,004	3,349
Deferred taxes	(3,103)	(7,681)
Stock-based compensation	5,121	3,903
Minority interest	(10)	-
Step up of fair value in inventory	1,860	-
Other	(1,368)	305
Change in operating assets and liabilities:
Restricted cash	(1,219)	13,762
Accounts receivable	(14,120)	(10,499)
Inventories	(15,682)	(5,082)
Prepaid expenses and other current assets	(2,890)	(2,321)
Accounts payable	2,265	4
Current liabilities	1,282	(22,457)
Net cash provided by operating activities	1,757	1,564

Cash flows from investing activities:
Investments in affiliates and subsidiaries	(1,456)	(1,108)
Capital expenditures	(17,123)	(4,539)
Net cash used in investing activities	(18,579)	(5,647)

Cash flows from financing activities:
Net proceeds from issuance of common stock	2,964	923
Tax benefit on non-qualified stock options	694	66
Repayment of long-term debt	(5,649)	(15,160)
Proceeds from bank borrowings	8,438	3,709
Net cash provided by (used in) financing activities	6,447	(10,462)

Effect of exchange rate changes on cash	178	720

Net decrease in cash and cash equivalents	(10,197)	(13,825)
Cash and cash equivalents at the beginning of the year	25,881	63,786
Cash and cash equivalents at the end of the period	$15,684	$49,961

Net sales by market sector for the periods ended June 30,
(In US$ millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Increase	2007	2006	% Increase

Orthopedic Products
Spine	$61.4	$29.6	107%	$117.6	$57.5	105%
Orthopedics	28.0	24.8	13%	55.6	47.7	17%
Sports Medicine	21.3	19.3	10%	42.5	38.5	10%

	110.7	73.7	50%	215.7	143.7	50%

Vascular	5.6	4.9	13%	10.5	10.3	2%
Other	7.0	6.1	15%	14.2	11.9	19%

Total	$123.3	$84.7	46%	$240.4	$165.9	45%

Net sales by business segment for the periods ended June 30,
(In US$ millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Increase	2007	2006	% Increase

Domestic	$41.6	$38.7	8%	$80.8	$75.2	7%

Blackstone	30.0	0.0	n/m	56.4	0.0	n/m

Breg	20.2	18.7	8%	40.3	37.2	8%

International	31.5	27.3	15%	62.9	53.5	18%

Total	$123.3	$84.7	46%	$240.4	$165.9	45%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a table that reconciles the Company’s 2007 estimates for net income per share calculated in accordance with generally accepted accounting principles (GAAP) and a non-GAAP financial measure, referred to as “adjusted net income, excluding additional specified non-cash items”, that is also expressed as a per share amount and excludes from net income the items specified in the table.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the 2nd quarters of 2007 and 2006 that is included in the body of this release, and the Reconciliation of a Non-GAAP Guidance Measure included below in Section 1 of this supplemental schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

	EPS
	FY 2007	Q307
Estimated GAAP net income	$1.86-$1.96	$0.45-$0.50

Specified non-cash items

Equity compensation expense (FAS 123R)	$0.48	$0.14
Amortization related to BREG purchase accounting	$0.19	$0.05
Amortization related to Blackstone purchase accounting	$0.53	$0.14

Adjusted net income, excluding specified non-cash items	$3.06-$3.16	$0.78-$0.83

Section 2

Description of 2nd quarter Specified Items and Specified Non-Cash Items

Specified Items

•	Benefit from adoption of tax provision in Italy- In 2006, the Company elected to adopt a new tax provision in Italy allowing the Company to revalue its trademarks for tax purposes only.

Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of Blackstone Medical, net of tax.  This includes amortization related to intangible assets as well as the step-up of inventory being amortized as a part of the cost of goods sold.

•	Adoption of FAS 123R- equity compensation expense resulting from the adoption of FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Financial Measures

Management uses the two non-GAAP measures, referred to as “adjusted net income” and “ adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

Non-GAAP adjusted net income and the per share amounts based on this measure, as well as non-GAAP adjusted net income, excluding additional specified non-cash items, and the per share amounts based on this measure, may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation or as a replacement for GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are that they exclude items that reflect an economic cost to the company and can have a material effect on cash flows.  For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the company’s non-GAAP measures.  Similarly, stock compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP financial measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP numbers reflect the underlying operating results of the Company’s businesses, excluding non-operating or unusual items, which management believes are important measures of the company's overall performance.

The company provides detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure, and encourages investors to review these reconciliations.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP financial measures.